Exhibit 5.1

Sheppard Mullin Richter & Hampton LLP 12275 El Camino Real, Suite 200 San Diego, CA 92130-2006 858.720.8900 main 858.509.3691 main fax

December 20, 2011

NTN Buzztime, Inc. 2231 Rutherford Road, Suite 200 Carlsbad, California, 92008
Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by NTN Buzztime, Inc., a Delaware corporation (the "Company"), of a Registration Statement on Form S-3 to be filed on or about December 20, 2011 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission").  The Registration Statement includes a prospectus (the "Prospectus") to be furnished to stockholders of the Company in connection with the issuance by the Company to its stockholders of non-transferable subscription rights (the "Rights") entitling the holders thereof to purchase shares of common stock, par value $0.005 per share ("Common Stock"), of the Company. The Registration Statement relates to 12,903,226 shares of Common Stock (the "Rights Shares") that may be issued and sold by the Company upon exercise of the Rights.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have reviewed and relied upon the Registration Statement, the Prospectus, the Company's certificate of incorporation, as amended through and including the date hereof, and as in effect on the date hereof, the Company's bylaws as in effect on the date hereof, resolutions adopted by the board of directors of the Company and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion.  With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original and the conformity to originals of all documents submitted to us as certified or reproduced copies.  We have also obtained from public officials and officers of the Company certificates or comparable documents as to certain factual matters.  We have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

Based on the foregoing review, and in reliance thereon, we are of the opinion that:

1.           The Rights have been duly authorized and, when issued in accordance with the terms of the Registration Statement, will be validly issued.

2.           The Rights Shares have been duly authorized, and when issued in accordance with the terms of the Rights and the Registration Statement following receipt of the consideration provided for therein, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus.

We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported decisions of the Delaware courts interpreting these laws.

This opinion letter is rendered to you solely for use in connection with the issuance of the Rights and the issuance and sale of the Rights Shares in accordance with the Registration Statement as of the date first written above and is not to be relied on for any other purpose.  We disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Rights or the Rights Shares.

Respectfully submitted,

/s/ Sheppard Mullin Richter & Hampton LLP